Exhibit 10.28.1

AMENDMENT TO EMPLOYMENT TRANSITION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Amendment to Employment Transition Agreement and General Release of All Claims (this “Amendment”) is entered into effective as of July 29, 2024 (the “Effective Date”), by and between Evan Dixon (“Executive”) and Viasat, Inc., a Delaware corporation (the “Company”) (collectively referred to as the “Parties”).

Recitals

WHEREAS, the Company and Executive are parties to that certain Employment Transition Agreement and General Release of All Claims, attached to this Amendment as Exhibit A (the “Prior Agreement”);

WHEREAS, the Company and the Executive wish to enter into this Amendment to modify certain terms of the Prior Agreement.

NOW, THEREFORE, in consideration of the Company’s agreements set forth herein, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, the Parties hereby agree as follows:

AGREEMENT

1.
Amendment to Section 1. Section 1 of the Prior Agreement is hereby deleted in its entirety and such sentence is hereby replaced with the following:

“1. Transition Period.

(a)
Transition Period. The Executive and the Company agree that Executive ceased to hold any and all positions as an officer, director or designee of the Company or any of its subsidiaries, affiliates or other entities in which it holds a direct or indirect equity interest as of July 31, 2024, and the Executive’s full-time employment with the Company ceased and terminated effective as of July 31, 2024; provided, however, the Executive shall remain a part-time salaried employee of the Company until such date as Executive’s employment with the Company terminates for any reason (such date of termination, the “Last Day of Service”). The period from July 31, 2024 through the Last Day of Service is referred to herein as the “Transition Period”. During the Transition Period, Executive will hold the position of Advisor where duties will include providing support for: applicable merges and acquisitions and related strategic transactions. The Executive shall be expected to be available to perform such duties for twenty (20) hours per week during the Transition Period, or such greater time commitment as mutually agreed by the Executive and the President of the Company and the

Senior Vice President and President, Global Enterprise and Mobility. The Company can direct the Executive to perform his duties remotely in its discretion. During the Transition Period, Executive will no longer be an executive officer of the Company but shall otherwise carry out the duties listed herein that apply during the Transition Period. The Executive shall execute any additional documentation necessary to effectuate the foregoing.

(b)
Compensation During Transition Period. As compensation for the services to be rendered by the Executive to the Company during the Transition Period, the Executive shall be paid the following compensation and benefits:
(i)
For the period commencing on August 1, 2024 and ending on the Last Day of Service, the Company shall pay to Executive a base salary at the rate of $ 6,250.00 per week, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly).
(ii)
The Executive shall not be eligible to receive an annual bonus for fiscal year 2025 or any future fiscal year during which he is employed under the terms of this Agreement.
(iii)
The Executive shall be entitled to participate in benefits under the Company’s benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its part-time status employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its part-time status employees and not otherwise specifically provided for herein.
(iv)
The Company shall reimburse the Executive for reasonable out-of-pocket business expenses incurred in connection with the performance of his duties hereunder, subject to such policies as the Company may from time to time establish, and the Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures. As a part-time salaried employee, Executive will be eligible for time off under the Flexible Time Off Policy.
(v)
During the Transition Period, the Executive’s RSUs and PSOs (each as defined below) granted by the Company shall continue to vest in accordance with the terms of the award agreements and the equity plan pursuant to which such equity awards were issued to the extent such RSUs and PSOs do not vest on an accelerated basis pursuant to Section 3. Upon the Last Day of Service, the Executive’s outstanding equity awards will cease vesting and any unvested equity awards shall terminate, unless otherwise provided in Section 3 below.

(c) Termination. The Company and Executive acknowledge that Executive’s employment during the Transition Period shall be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, with or without notice. If Executive’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as required by applicable law. Executive’s employment under this Agreement shall be terminated immediately on the death of Executive.”

2.
Amendment to Section 2(a). The first sentence of Section 2(a) of the Prior Agreement is hereby deleted in its entirety and such sentence is hereby replaced with the following:

“(a) Final Pay. The Company will pay the Executive’s unused vacation/PTO on the first payroll date after July 31, 2024. The Company will pay the Executive’s final pay on the Last Day of Service. In addition, the Company will reimburse the Executive for any employee expenses incurred and submitted on or prior to the Last Day of Service fourteen (14) days of the Last Day of Service. Executive’s entitlement to health benefits from the Company, and eligibility to participate in the Company’s health benefit plans, shall cease on the last day of the calendar month during which the Last Day of Service occurs, except to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for himself and any covered dependents. Executive’s entitlement to other benefits from the Company, and eligibility to participate in the Company’s other benefit plans and programs, shall cease on the Last Day of Service.

3.
Amendment to Section 2(b). Section 2(b) of the Prior Agreement is hereby deleted in its entirety and such sentence is hereby replaced with the following:

“(b) Severance Benefits. Subject to, and in consideration for, the Executive signing the General Release attached hereto as Exhibit C (the “Second Release”), without revocation, on or before August 3, 2024 (the “Second Release Deadline”), and the Executive’s continued compliance with the terms of this Agreement, the Company agrees to provide Executive with the following severance payments and benefits (the “Severance Benefits”). The date on which the Second Release becomes effective and irrevocable in accordance with its terms is referred to as the “Second Release Effective Date.

(i) The Company will pay to Executive the gross sum of $2,340,000, which amount shall be payable via direct deposit or wire transfer within ten (10) days following the Second Release Effective Date;

(ii) The Company will pay to Executive the net of tax sum of $44,963, representing an amount equal to eighteen (18) multiplied by the monthly premium that Executive would be required to pay for COBRA continuation coverage for Executive and his eligible dependents who were covered under the Company’s health insurance plans as of July 31, 2024 (based on the premiums in effect as of such date), which amount shall be payable within ten (10) days following the Second Release Effective Date; and

(iv) The Company has previously granted Executive restricted stock unit (“RSU”) awards with respect to shares of the Company’s common stock (collectively, the “RSUs”) under the Company’s 1996 Equity Participation Plan, as amended and restated from time to time (the “Equity Plan”), and pursuant to the terms of those certain Restricted Stock Unit Agreements (each, an “RSU Agreement”). On the Second Release Effective Date, the vesting of all of Executive’s outstanding, unvested RSUs shall be accelerated, and such RSUs shall be settled in accordance with the terms of the RSU Agreements and the Equity Plan;

(vi)
The Company will continue to keep Executive on the corporate membership for Omni La Costa thru December 31, 2025; and

(v) The Company has previously granted Executive performance stock option (“PSO”) awards with respect to shares of the Company’s common stock (collectively, the “PSOs”) under the Company’s Equity Plan and pursuant to the terms of those certain Performance Stock Option Agreements (each, a “PSO Agreement”).

A.
On the Second Release Effective Date, all of Executive’s PSOs [granted to the Executive prior to October 2023] shall be considered “Time-Vested Options” for purposes of the PSO Agreements.

B.
With respect to any PSOs granted to the Executive prior to October 2023, Executive shall remain eligible to vest in such number of the PSOs that also become “Performance-Vested Options” in accordance with the terms of the PSO Agreements on the applicable Certification Date (as defined in the PSO Agreements).

C.
With respect to the PSOs granted to the Executive on October 6, 2023, Executive shall continue to be eligible to vest in such PSOs in accordance with the terms of the PSO Agreement through the Last Day of Service.

On the Last Day of Service, all of Executive’s PSOs granted on October 6, 2023, shall be forfeited to the extent such PSOs have not become “Performance-Vested Options” in accordance with the terms of the PSO Agreement as of such date.

D. Except as specified above with respect to the acceleration of the time-based vesting of the PSOs, Executive’s PSOs shall continue to be governed by the Equity Plan and the PSO Agreements.

4.
No Other Compensation. Other than the payments pursuant to Sections 2(a) and 2(b) of the Prior Agreement, as amended above, the Executive acknowledges that the Company will have timely paid all wages and employee benefits owed to the Executive through July 31, 2024, including but not limited to, all salary, bonuses, commissions, business expenses, allowances, vacation pay, leave pay, and other employee benefits as a result of the Executive’s employment with the Company through such date.

5.
No Other Severance Benefits. Executive acknowledges that, other than the benefits to be paid pursuant to Section 2(b) of the Prior Agreement, as amended above, he will not be eligible for any further severance benefits under the Company’s standard severance program for U.S. employees or any other plan, program or agreement currently maintained by the Company or any of its subsidiaries or any accelerated vesting of his RSUs or PSOs as a result of the occurrence of his transition to part-time employment or the end of the Transition Period.

6.
Governing Law and Venue. This Amendment will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego County, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
7.
Status of Prior Agreement. Except to the limited extent expressly amended hereby, the Prior Agreement and its terms and conditions remain in full force and effect and unchanged by this Amendment. Capitalized terms used herein but not defined herein shall have the meanings ascribed such terms in the Prior Agreement. This Amendment may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
8.
Counterparts; Facsimile or .pdf Signatures. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Amendment may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Signature Page Follows]

THE UNDERSIGNED AGREES TO THE TERMS OF THIS AMENDMENT AND VOLUNTARILY ENTERS INTO IT WITH THE INTENT TO BE BOUND THEREBY.

Dated: August 5, 2024 /s/ Evan Dixon

EVAN DIXON

Dated: August 5, 2024 VIASAT, INC.

By: /s/ Anders Strothman

Name: Anders Strothman

Title: VP Global Rewards & People Analytics